                              KLA INSTRUMENTS AND
                          TENCOR INSTRUMENTS TO MERGE

          Merger to Create Global Leader in Yield Management Solutions


San Jose, Calif. And Milpitas, Calif. - January 14, 1997 - KLA Instruments Corporation (NASDAQ:KLAC) and Tencor Instruments (NASDAQ:TNCR) jointly announced today a definitive merger agreement to create a combined company providing the most comprehensive measurement and analysis systems for yield management available to the semiconductor industry.

Under the terms of the merger agreement, shares and options for KLA Instruments common stock will be exchanged for all outstanding shares and options of Tencor Instruments on the basis of one share of KLA Instruments for each share of Tencor Instruments. The transaction will be accounted for as pooling of interests and structured to qualify as a tax-free reorganization. The transaction is conditioned on obtaining both companies' shareholder approval, regulatory clearance and other customary closing conditions. It is expected to close during the June 30, 1997 quarter.

The new company, KLA-Tencor, will combine complementary product lines to create a full line supplier with best-of-class yield management products and services for semiconductor manufacturers worldwide. The agreement, which was unanimously approved by the board of directors of each company, will create a combined company employing over 3,900 people worldwide with combined revenues in excess of $1 billion.

"We believe our customers will benefit from this merger because we will be able to provide a complete set of integrated yield management solutions," said Ken Levy, KLA's chairman and chief executive officer. "In addition, our combined investments in future products will provide customers with the continued flow of cost effective solutions needed to meet the fast-paced demands of this industry."

"The industry's current emphasis on enhancing yield management make it very timely for Tencor and KLA to join forces," said Jon D. Tompkins, Tencor's chairman, president and chief executive officer. "As a single company, the combined KLA and Tencor will be significantly stronger and more efficient in developing and delivering a broader range of yield management solutions to customers worldwide."

Kenneth Levy, currently chairman and CEO of KLA Instruments, will be chairman of the board of directors of KLA-Tencor and Jon D. Tompkins, currently chairman, president and CEO of Tencor Instruments, will be the CEO of the new corporation. Kenneth L. Schroeder, currently president and chief operating officer of KLA Instruments, will retain the same positions in the new company. The board of directors of the combined company will consist of the seven current KLA Instruments directors, including Mr. Levy and Mr. Schroeder, and five of the current Tencor Instruments directors, including Mr. Tompkins.

KLA Instruments is the world's leading manufacturer of yield management and process control systems for the semiconductor industry. KLA is a publicly held corporation, traded on the NASDAQ National Market under the symbol "KLAC."

Tencor Instruments, founded in 1976, is a recognized leader in the design and manufacture of innovative wafer defect inspection, software-based yield management, film measurement and metrology systems used in semiconductor manufacturing and related industries. More than 1,400 employees are located at the company's corporate headquarters in Milpitas, Calif., and sales and service offices worldwide. Tencor's homepage can be found on the World Wide Web at http://www.tencor.com.